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                    ADDITIONAL EARNINGS PER SHARE INFORMATION

                      Kelly Services, Inc. and Subsidiaries



Details of the common shares used to compute earnings per share are as follows in thousands except per share items:

                                     13 Weeks Ended            39 Weeks Ended
                                 ---------------------     ---------------------
                                 Sept. 27,    Sept. 28,     Sept. 27,   Sept. 28,
                                   1998         1997          1998        1997
                                 --------     --------      --------    --------
Weighted average shares
  outstanding                     38,271      38,101         38,228      38,080

Adjustment for dilutive shares
  from stock options under the
  treasury stock method
    Shares assumed issued          1,076       1,352          1,216         841

    Less - Shares assumed
      repurchased                   (928)     (1,172)          (998)       (744)
                                 --------    --------       --------    --------

      Additional shares assumed
        outstanding                  148         180            218          97
                                 --------    --------       --------     -------

Applicable shares as adjusted     38,419      38,281         38,446      38,177
                                 ========    ========       ========    ========


Net earnings                     $24,903     $23,587        $60,590     $57,258
                                 ========    ========       ========    ========

Diluted earnings per common
  share                             $.65        $.62          $1.58       $1.50
                                    ====        ====           ====        ====




This calculation is submitted in accordance with Regulation
  S-K item 601(b)(11).




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